Exhibit (d)(2)

Confidentiality Agreement

This Confidentiality Agreement (the “Agreement”), effective as of June 21, 2019 (the “Effective Date”), is by and between Carbonite, Inc., a Delaware corporation (the “Disclosing Party”) and Open Text Corporation, a corporation incorporated under the federal laws of Canada (the “Recipient”, and together with the Disclosing Party, each a “Party”).

WHEREAS, in connection with the Recipient’s consideration of a possible negotiated transaction (the “Transaction”) of the Disclosing Party, the Recipient has requested certain information concerning the Disclosing Party which is non -public, confidential, or proprietary in nature; and

WHEREAS, the Disclosing Party wishes to protect and preserve the confidentiality of such information.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms have the following meanings:

(a) “Affiliate” means, with respect to any Person, any other Person that is directly or indirectly Controlling, Controlled by, or under common Control with such Person, where “Control” and derivative terms mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

(b) “Evaluation Material” means all information, data, documents, agreements, files, and other materials, whether disclosed orally or disclosed or stored in written, electronic, or other form or media, which is obtained from or disclosed by or on behalf of the Disclosing Party, its Representatives or Affiliates, or otherwise, and whether obtained before, on or after the date hereof regarding the Disclosing Party, including, without limitation, all notes, analyses, compilations, reports, forecasts, studies, samples, and other documents prepared by or for the Recipient which contain or otherwise reflect or are derived or based in whole or in part on such information, data, documents, agreements, files, or other materials. The term “Evaluation Material” as used herein does not include information that: (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of its disclosure by the Recipient or its Affiliates or Representatives in violation of this Agreement); or (ii) was available to the Recipient on a non-confidential basis from a source other than the Disclosing Party, provided that such source is, to the Recipient’s knowledge after reasonable inquiry, not and was not bound by a confidentiality agreement with respect to such information or otherwise prohibited from transmitting such information by a legal, contractual or fiduciary obligation.

(c) “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, governmental entity, or other entity.

(d) “Representatives” means, as to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, attorneys, accountants, potential debt or equity financing sources, financial advisors, or consultants; provided that until such time that the Parties enter into an agreement pursuant to which the Recipient is granted exclusivity in connection with a possible Transaction, the Recipient shall be required to obtain express written consent from the Disclosing Party prior to disclosing any Evaluation Material to any potential debt or equity financing sources, financial advisors or consultants (except for Lazard Group, in respect of which consent shall be deemed to have been provided by the Disclosing Party).

Other terms not specifically defined in this Section 1 shall have the meanings given them elsewhere in this Agreement.

2. Use of Evaluation Material and Confidentiality. The Recipient shall keep the Evaluation Material confidential and shall not use the Evaluation Material for any purpose other than to evaluate, negotiate, and consummate the Transaction. The Recipient shall not disclose or permit its Representatives to disclose any Evaluation Material except: (a) if required by law, regulation, order, or other similar requirement of any governmental, regulatory, or supervisory authority or any applicable rules and regulations of any national securities exchange, and then only in accordance with Section 5; or (b) to its Representatives, solely to the extent necessary to permit such Representatives to assist the Recipient in evaluating, negotiating, and consummating the Transaction; provided, that the Recipient shall notify each such Representative of the confidential nature of such Evaluation Material and Recipient’s obligations hereunder. Recipient shall be responsible for any breach of this Agreement by any of its Representatives (as if such person was the Recipient hereunder) except for breaches committed by any such Representative that has executed its own confidentiality agreement with the Disclosing Party with respect to the Transaction.

3. Discussions to Remain Confidential. Except for such disclosure as is necessary, in the opinion of such Party’s counsel, to not be in violation of any applicable law, regulation, order, or other similar requirement of any governmental, regulatory, or supervisory authority or any applicable rules and regulations of any national securities exchange, neither Party shall, and each Party shall not permit any of its Representatives to, without the prior written consent of the other Party, disclose to any Person: (a) the fact that the Evaluation Material has been made available to the Recipient or its Representatives or that the Recipient or its Representatives has received or inspected any portion of the Evaluation Material; (b) the existence or contents of this Agreement; (c) the fact that investigations, discussions, or negotiations are taking or have taken place concerning the Transaction, including the status thereof; or (d) any terms, conditions, or other matters relating to the Transaction.

4. No Representations or Warranties; No Other Obligation. The Recipient understands and agrees that none of the Disclosing Party or any of its Representatives, financial advisors or other agents: (a) have made or make any representation or warranty hereunder, expressed or implied, as to the accuracy or completeness of the Evaluation Material; or (b) shall have any liability hereunder to the Recipient or its Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. The parties agree that unless and until a definitive agreement between the Disclosing Party and Recipient has been executed and delivered with respect to the Transaction, the Disclosing Party will not be under any legal obligation of any kind whatsoever with respect to the Transaction, including any obligation to: (i) consummate a Transaction; (ii) conduct or continue discussions or negotiations; or (iii) enter into or negotiate a definitive agreement. The Disclosing Party reserves the right, in its sole discretion, at any time and for any reason or no reason, to reject any and all proposals made by the Recipient or on its behalf with regard to the Transaction, to terminate discussions and negotiations with the Recipient at any time, and to enter into any agreement with any other Person without notice to the Recipient or any of its Representatives, provided that nothing in this Agreement shall limit Recipient’s ability to make private oral or written proposals directly to the Board of Directors or Chief Executive Officer of the Disclosing Party on a confidential basis regarding any potential Transaction involving the Disclosing Party and the Recipient if such proposal does not require the Disclosing Party or the Recipient to make a public announcement regarding this Agreement, a possible Transaction or any of the matters described in Section 9.

5. Required Disclosure. If the Recipient or any of its Representatives is required, in the opinion of the Recipient’s counsel, to disclose any Evaluation Material, by law, regulation, order, or other similar requirement of any governmental, regulatory, or supervisory authority or any applicable rules and regulations of any national securities exchange, the Recipient shall, to the extent permitted and practicable: (a) take all commercially reasonable steps to preserve the privileged nature and confidentiality of the Evaluation Material, including requesting that the Evaluation Material not be disclosed to non-parties or the public; (b) give the Disclosing Party prompt prior written notice of such request or requirement so that the Disclosing Party may seek an appropriate protective order or other remedy, at the Disclosing Party’s sole cost; and (c) cooperate with the Disclosing Party to obtain such protective order. In the event that such protective order or other remedy is not obtained, the Recipient (or such other Persons to whom such request is directed) will furnish only that portion of the Evaluation Material which, on the advice of the Recipient’s counsel, is legally required to be disclosed and, upon the Disclosing Party’s request, use its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

6. Co-Bidders; Financing Sources.

(a) The Recipient hereby represents and warrants that the Recipient is not acting as a broker for or Representative of any other Person in connection with the Transaction and is considering the Transaction only for its own account. Except with the prior written consent of the Disclosing Party, the Recipient agrees that : (i) it will not act as a joint bidder or co-bidder with any other Person with respect to the Transaction; and (ii) neither the Recipient nor any of its Representatives or other agents (acting on behalf of the Recipient or its Affiliates) will enter into any discussions, negotiations, agreements, arrangements, or understandings (whether written or oral) with any other Person regarding the Transaction, other than the Disclosing Party and its Representatives and the Recipient’s Representatives (to the extent permitted hereunder).

(b) The Recipient hereby represents and warrants that neither it nor any of its Representatives is party to any agreement, arrangement, or understanding (whether written or oral) that expressly restricts the ability of any other Person to provide financing (debt, equity, or otherwise) to any other Person for the Transaction or any similar transaction, and the Recipient hereby agrees that neither it nor any of its Representatives will enter into any agreement, arrangement, or understanding that expressly restricts the ability of any other Person to provide any such financing.

7. Return or Destruction of Evaluation Material. At any time upon the Disclosing Party’s written request, the Recipient shall promptly, and in any event no later than ten days after the request, destroy or return (at Recipient’s election) all Evaluation Material (including all copies, extracts, or other reproductions) to the Disclosing Party and, to the extent Evaluation Material is destroyed, certify in writing to the Disclosing Party that such Evaluation Material (including any Evaluation Material held electronically) has been destroyed; provided that the Recipient may retain a copy of the Evaluation Material solely for purposes of compliance with its obligations hereunder and in accordance with its bona fide existing document retention policies. Notwithstanding the return, destruction or permitted retention of Evaluation Material, the Recipient and its Representatives shall continue to be bound by their obligations of confidentiality and other obligations hereunder.

8. No Solicitation. Except with the express permission of the Disclosing Party, the Recipient agrees that for a period of eighteen months from the Effective Date, neither the Recipient nor its Affiliates or Representatives will solicit any executive level employee of the Disclosing Party or any of its subsidiaries, provided that any a general solicitation that is not directed specifically to any such employees shall not be a violation of this Section 8.

9. Standstill Agreement. Unless approved in advance in writing by the board of directors of the Disclosing Party, the Recipient agrees that neither it nor any of its (i) Representatives, (ii) investment bankers or other financial advisors, or (iii) other agents or advisors, in the case of (i), (ii) or (iii) acting on behalf of or in concert with the Recipient (or any of its Representatives or Affiliates) will, for a period of one year after the date of this Agreement:

(a) make any statement or proposal to the board of directors of the Disclosing Party, any of the Disclosing Party’s Representatives or financial advisors or any of the Disclosing Party’s stockholders regarding, or make any public announcement, proposal, or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934, as amended) with respect to, or otherwise solicit, seek, or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media) (i) any business combination, merger, tender offer, exchange offer, or similar transaction involving the Disclosing Party or any of its subsidiaries, (ii) any restructuring, recapitalization, liquidation, or similar transaction involving the Disclosing Party or any of its subsidiaries, (iii) any acquisition of any of the Disclosing Party’s loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of the Disclosing Party’s loans, debt securities, equity securities, or assets, (iv) any proposal to seek representation on the board of directors of the Disclosing Party or otherwise seek to control or influence the management, board of directors, or policies of the Disclosing Party,, or (v) any proposal, arrangement, or other statement that is inconsistent with the terms of this Agreement, including this Section 9(a);

(b) instigate, encourage, or assist any third party (including farming a “group” with any such third party) to do, or enter into any discussions or agreements with any third party with respect to, any of the actions set forth in Section 9(a);

(c) take any action that would reasonably be expected to require the Disclosing Party or any of its Affiliates to make a public announcement regarding any of the actions set forth in Section 9(a); or

(d) acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any loans, debt securities, equity securities, or assets of the Disclosing Party or any of its subsidiaries, or rights or options to acquire interests in any of the Disclosing Party’s loans, debt securities, equity securities, or assets, (provided, that the Recipient, its Affiliates and Representatives may purchase securities of the Disclosing Party resulting in ownership of up to five percent (5%), in the aggregate, of the outstanding securities of the Disclosing Party or such subsidiary, as applicable).

The restrictions set forth in this Section 9 shall terminate immediately upon (A) the public announcement by the Disclosing Party that it has entered into a definitive agreement with a third party for a transaction that, if consummated, would result in such third party owning more than 50% of the outstanding equity securities of the Disclosing Party or all or substantially all of the assets (on a consolidated basis) of the Disclosing Party or (B) any person or group publicly announces or commences a tender or exchange offer to acquire voting securities of the Disclosing Party, that, if successful, would result in such person or group beneficially owning more than 50% of the then outstanding voting securities of the Disclosing Party.

10. Remedies. The parties agree that money damages may not be a sufficient remedy for any breach of this Agreement by the Recipient and that in addition to all other remedies it may be entitled to, the Disclosing Party shall be entitled to seek specific performance and injunctive or other equitable relief without the necessity of posting any bond or other security as a remedy for any such breach. In the event that the Disclosing Party institutes any legal suit, action, or proceeding against the Receiving Party arising out of or relating to this Agreement, the Disclosing Party, to the extent it is the prevailing party in the suit, action, or proceeding, shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by the Disclosing Party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs.

11. No Waiver of Privilege. To the extent that any Evaluation Material includes materials subject to the attorney-client privilege, the Disclosing Party is not waiving, and shall not be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges, or similar protections and privileges as a result of disclosing any Evaluation Material (including Evaluation Material related to pending or threatened litigation) to the Recipient or any of its Representatives.

12. Term. This Agreement shall continue for a period of two years after the Effective Date.

13. Terms of This Agreement Control. The terms of this Agreement shall control over any additional purported confidentiality requirements imposed by any offering memorandum, web-based database, or similar repository of Evaluation Material to which the Recipient or any of its Representatives is granted access in connection with the evaluation, negotiation, or consummation of the Transaction, notwithstanding acceptance of such an offering memorandum or submission of an electronic signature, “clicking” on an “I Agree” icon, or other indication of assent to such additional confidentiality conditions, it being understood and agreed that the confidentiality obligations with respect to Evaluation

Material are exclusively governed by this Agreement and may not be enlarged except by a written agreement that is hereafter executed by each of the parties hereto.

14. Securities Law Compliance. The Recipient hereby acknowledges that it understands that: (a) the Evaluation Material and the information described in Sections 3(a) through 3(d) of this Agreement may contain or constitute material non-public information concerning the Disclosing Party and its Affiliates; and (b) trading in the Disclosing Party’s securities while in possession of material nonpublic information or communicating that information to any other Person who trades in such securities could subject the Recipient to liability under the U.S. federal and state securities laws, and the rules and regulations promulgated thereunder, including Section 10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder. The Recipient agrees that it and its controlled Affiliates will not trade in the Disclosing Party’s securities while in possession of material nonpublic information or at all until the Recipient and such controlled Affiliates can do so in compliance with all applicable laws and without breach of this Agreement.

15. Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Any legal suit, action, or proceeding arising out of or related to this Agreement or the matters contemplated hereunder shall be instituted in the state courts of Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding and waives any objection based on improper venue or forum non conveniens. Service of process, summons, notice, or other document by mail to such party’s address set out herein shall be effective service of process for any suit, action, or other proceeding brought in any such court.

16. Entire Agreement; Amendments. This Agreement sets forth the entire agreement regarding the Evaluation Material, and supersedes all prior negotiations, understandings, and agreements. No provision of this Agreement may be modified, amended, or changed except by a writing signed by the parties hereto.

17. Severability. If any provision of this Agreement, or the application thereof to any Person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provision as applied to other Persons, places, or circumstances shall remain in full force and effect.

18. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email, or other electronic delivery (with oral or written confirmation of receipt) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set out in this Agreement (or to such other address that may be designated by a party from time to time in accordance with this Section 18).

19. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the non-assigning party. Any purported assignment without such consent shall be void and unenforceable. Any purchaser of the Disclosing Party or all or substantially all of the assets of the Disclosing Party shall be entitled to the benefits of this Agreement, whether or not this Agreement is assigned to such purchaser.

20. Waivers. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set out in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

OPEN TEXT CORPORATION

By	/s/ Gordon Davies

Name:	Gordon Davies
Title:	EVP, CLO & Corporate Development
Email:	gdavies@opentext.com

Address:	38 Leek Crescent
Richmond Hill, Ontario L4B 4N8

CARBONITE, INC.

By	/s/ Danielle Sheer

Name:	Danielle Sheer
Title:	General Counsel
Email:	dsheer@carbonite.com

Address:	2 Avenue de Lafayette
Boston, MA 02111